Exhibit 99.1

October 27, 2015 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Third Quarter of 2015 - Operating Ratio of 84.2% year-to-date 2015.

NORTH LIBERTY, IOWA - October 27, 2015 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three and nine months ended September 30, 2015. Highlights included:

•	Operating Ratio of 84.2% year-to-date compared to 85.4% in the same period of 2014,

•	Operating Ratio improvement despite a 13% increase in average driver wages implemented in November 2014 and January 2015,

•	Cash generated from operations increased 10.8%, to $142.9 million year-to-date,

•	Repurchased 1.8 million shares of our outstanding common stock at $35.8 million,

•	Cash balance of $64.2 million and no outstanding debt at September 30, 2015.

Financial Results
Heartland Express (the "Company") for the three months ended September 30, 2015 had basic earnings per share of $0.17 and an operating ratio (operating expenses as a percentage of operating revenues) of 86.4% compared to $0.26 basic earnings per share and 83.3% operating ratio in the third quarter of 2014. The Company ended the quarter with net income of $15.1 million, compared to $22.7 million in the third quarter of 2014, a 33.5% decrease. Operating results for the quarter were negatively impacted by a $3.9 million decrease in gains on sales of equipment and $2.2 million increase in insurance and claims activity. Also impacting the quarter were lower than anticipated freight volumes compared to the first and second quarter of 2015. Operating revenues were $182.5 million compared to $217.1 million, a 15.9% decrease to the third quarter of 2014. Operating revenues for the quarter included fuel surcharge revenues of $21.8 million compared to $42.1 million in the same period of 2014, a $20.3 million decrease. Operating revenues decreased 8.1% excluding the impact of fuel surcharge revenues. Operating income for the three month period was positively impacted by a $4.5 million decrease in net fuel expense. The Company posted an 8.3% net margin (net income as a percentage of operating revenues) in the third quarter of 2015 compared to 10.5%, in the third quarter of 2014.

For the nine month period ended September 30, 2015 the Company had basic earnings per share of $0.64 and an operating ratio (operating expenses as a percentage of operating revenues) of 84.2% compared to basic earnings per share of $0.72 and an operating ratio of 85.4% for the same nine month period ended September 30, 2014. The Company ended the nine month period ended September 30, 2015 with operating revenues of $561.7 million and net income of $56.0 million, compared to $668.4 million and $63.3 million, respectively for the same nine month period ended September 30, 2014. Operating revenues for the nine month period ended September 30, 2015 included fuel surcharge revenues of $73.6 million compared to $134.2 million for the same period of 2014, a $60.6 million decrease. Operating revenues decreased 8.6% excluding the impact of fuel surcharge revenues. Operating income for the nine month period was positively impacted by a $19.5 million decrease in net fuel expense. The Company posted a 10.0% net margin (net income as a percentage of operating revenues) in the nine months ended September 30, 2015 compared to 9.5%, for the same period of 2014.

Our financial results year-to-date have allowed us to invest $35.8 million in the repurchase of 1.8 million shares of our common stock as of September 30, 2015. While driver attrition has slowed, since implementation of our updated pay package in late 2014 and early 2015, attracting and retaining professional drivers that meet our high standards of safety continues to be an ongoing challenge. Driver challenges coupled with our yield management efforts and current freight demand has resulted in lower revenues and earnings period over period compared to 2014 although our operating ratio and net margin continue to show good improvement for the year ended September 30, 2015.

Balance Sheet, Liquidity, and Capital Expenditures

At September 30, 2015, the Company had $64.2 million in cash balances and no borrowings under the Company's unsecured line of credit. The Company had $220.6 million in available borrowing capacity on the line of credit at September 30, 2015 after consideration of $4.4 million outstanding letters of credit. The line of credit maximum borrowing capacity will reduce by $25.0 million to $200.0 million on November 1, 2015. The Company continues to be in compliance with associated financial covenants. The Company's debt balance decreased $24.6 million from December 31, 2014 due to repayments during January 2015. The Company ended the quarter with total assets of $767.5 million.

Net cash flows from operations for the first nine months of 2015 showed continued improvement over the prior year at 25.4% of operating revenues or $142.9 million. The primary use of cash during the nine month period ended September 30, 2015 was $24.6 million for the repayment of long-term debt obligations, $22.6 million for purchases of property and equipment, net of trades and sale proceeds, and $35.8 million for stock repurchases. The Company currently anticipates a total of approximately $65 to $70 million in net capital expenditures for the calendar year. The Company currently estimates a total of approximately $35 to $45 million in net capital expenditures for 2016. The Company ended the past twelve months with a return on total assets of 10.0% and a 15.7% return on equity.

The average age of the Company's tractor fleet was 1.6 years as of September 30, 2015 compared to 2.1 years at September 30, 2014. During the third quarter of 2015 the Company took delivery of approximately 380 new tractors and has approximately 600 new tractors scheduled for delivery prior to the end of the year. The new tractors have been and will continue to be a mix of International ProStar Plus and Freightliner Cascadia models in 2015. The average age of tractors is currently expected to decrease throughout the remainder of 2015 to an estimated average age of 1.3 years by December 31, 2015. The average age of the Company's trailer fleet was 4.4 years at September 30, 2015 compared to 4.3 years at September 30, 2014. The average age of trailers is currently estimated to remain flat at approximately 4.5 years through December 31, 2015. During the third quarter of 2015 the Company took delivery of approximately 250 new trailers and has approximately 50 new trailers scheduled for delivery prior to the end of 2015. The demand for used revenue equipment remains solid and the Company will continue to take advantage of a favorable used equipment market during the remainder of 2015. It is currently estimated that the Company's dry-van trailer fleet, excluding specialty equipment, will be 100% 2012 and newer model years by the end of 2015.

Heartland Express Chief Executive Officer Michael Gerdin, commented on the quarterly results and positioning of the Company, "We continue to leverage our strong cash position and our ability to generate cash to invest in our operating fleet, infrastructure and ourselves by repurchasing 1.8 million shares of our common stock. We continue to focus on making progress towards our goal of getting our consolidated operating ratio, excluding gains on equipment, to our historical operating levels of the low 80's. We also remain committed to operating safely, efficiently, and profitably now and in the years ahead, no matter what the environment holds."

The Company continues its commitment to stockholders through the payment of cash dividends and repurchase of common stock. A dividend of $0.02 per share was declared during the quarter and was paid on October 1, 2015. The Company has now paid cumulative cash dividends of $455.7 million, including three special dividends, ($2.00 in 2007, $1.00 in 2010, and $1.00 in 2012) over the past forty-nine consecutive quarters. The Company has repurchased 7.8 million shares of common stock for approximately $116.3 million over the past five years, including 1.8 million shares for $35.8 million in the three and nine months ended September 30, 2015. There were no shares repurchased during the three and nine months ended 2014.

We continued to deliver award-winning service and safety to our customers along with strong operational and environmentally-focused performance as evidenced by the following awards received during the quarter:

•	Unilever - The Winning Quality and Service Award

•	US EPA 2015 SmartWay Excellence Award

•	Logistics Management Magazine's Dry Freight Carrier Quest for Quality Award

•	Journal of Commerce - Top 50 Trucking Companies in U.S.

For the nine months ended September 30, 2015, we have received sixteen total awards.

Other Information

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, Chief Executive Officer
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
OPERATING REVENUE	$182,533	$217,092	$561,739	$668,358

OPERATING EXPENSES:
Salaries, wages, and benefits	$68,987	$68,688	$210,886	$210,872
Rent and purchased transportation	8,238	12,518	26,775	40,770
Fuel	29,414	53,435	97,866	175,998
Operations and maintenance	9,213	9,977	25,725	29,874
Operating taxes and licenses	4,498	5,189	13,690	15,354
Insurance and claims	7,379	5,155	17,491	16,621
Communications and utilities	1,699	1,564	4,695	4,947
Depreciation and amortization	28,415	27,754	81,266	78,996
Other operating expenses	7,230	7,779	21,734	24,465
Gain on disposal of property and equipment	(7,401)	(11,257)	(27,250)	(27,160)

	157,672	180,802	472,878	570,737

Operating income	24,861	36,290	88,861	97,621

Interest income	64	21	156	163

Interest expense	—	(97)	(19)	(384)

Income before income taxes	24,925	36,214	88,998	97,400

Federal and state income taxes	9,812	13,477	32,957	34,111

Net income	$15,113	$22,737	$56,041	$63,289

Earnings per share
Basic	$0.17	$0.26	$0.64	$0.72
Diluted	$0.17	$0.26	$0.64	$0.72

Weighted average shares outstanding
Basic	87,387	87,778	87,663	87,737
Diluted	87,492	87,923	87,806	87,921

Dividends declared per share	$0.02	$0.02	$0.06	$0.06

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	September 30,	December 31,
ASSETS	2015	2014
CURRENT ASSETS
Cash and cash equivalents	$64,165	$17,303
Trade receivables, net	64,519	77,034
Prepaid tires	9,673	10,160
Prepaid shop supplies	561	2,056
Other current assets	24,379	8,992
Income tax receivable	4,651	19,920
Deferred income taxes, net	17,219	14,767
Total current assets	185,167	150,232

PROPERTY AND EQUIPMENT	668,585	678,566
Less accumulated depreciation	212,179	198,007
	456,406	480,559
GOODWILL	100,212	100,212
OTHER INTANGIBLES, NET	14,558	16,380
OTHER ASSETS	11,116	12,611
	$767,459	$759,994
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$24,720	$8,261
Compensation and benefits	28,486	26,303
Insurance accruals	19,906	19,249
Other accruals	12,411	14,475
Total current liabilities	85,523	68,288
LONG-TERM LIABILITIES
Income taxes payable	15,804	18,296
Long-term debt	—	24,600
Deferred income taxes, net	99,489	101,605
Insurance accruals less current portion	61,843	59,300
Other long-term liabilities	12,153	11,318
Total long-term liabilities	189,289	215,119
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2015 and 2014; outstanding 86,097 in 2015 and 87,781 in 2014, respectively	907	907
Additional paid-in capital	3,942	4,058
Retained earnings	560,621	509,834
Treasury stock, at cost; 4,592 in 2015 and 2,908 in 2014, respectively	(72,823)	(38,212)
	492,647	476,587
	$767,459	$759,994